Exhibit HH

47. If the applicant has a rulebook, then the applicant may attach the rulebook as Exhibit HH.

Attached as Exhibit HH2 is the DDR Rulebook, which contains proposed changes related to DDR's SEC activities in addition to all currently effective provisions.